Exhibit 3.11

RESTATED ARTICLES OF INCORPORATION

OF

SUN EXPRESS GROUP, INC.

ARTICLE I

CORPORATE NAME

The name of this corporation shall be: SUN EXPRESS GROUP, INC.

ARTICLE II

CORPORATE AUTHORITY

This corporation shall have the authority to engage in any activity or business permitted under the laws of the United States and of the State of Florida and any other jurisdiction wherein it may conduct business.

ARTICLE III

CAPITALIZATION

This corporation is authorized to issue par value voting common stock as described below, and none other:

Maximum Number of Shares: 10,000,000

Par Value Per Share:               $0.001

Each share of common stock of this corporation shall entitle the holder thereof to one vote upon each proposal presented at lawful meetings of the shareholders. No holder of common stock of this corporation shall be entitled to any right of cumulative voting.

ARTICLE III

CORPORATE EXISTENCE

The corporation shall commence its existence immediately upon the filing of these Articles of Incorporation by the Department of State of the State of Florida and shall exist perpetually thereafter unless sooner dissolved according to law.

ARTICLE V

DIRECTORS

This corporation shall have at least five (5) directors, but no more than thirteen (13) directors. The shareholders may, from time to time and at any time, raise or lower the number of directors of this corporation by so providing in the Bylaws of the corporation or by amending the Bylaws of the corporation, provided that there shall always be at least five (5) directors, but no more than thirteen (13) directors. Directors need not be citizens of the United States of America.

ARTICLE VI

NO PREEMPTIVE RIGHTS

The shareholders shall have no preemptive rights. No holder of stock of any class of this corporation (or any subscriber) shall be entitled as of right, merely because of the status as a shareholder, to purchase any part of the unissued stock of the corporation of any class, or of any additional stock of any class to be issued by reason of any increase in the following, including but not limited to, authorized capital stock of the corporation, bonds, certificates of indebtedness, debentures or other securities convertible into or carrying the right to purchase stock of the corporation; but any such issued stock of any class, or such additional authorized issue of new stock or of securities convertible into or carrying the right to purchase stock may be issued and disposed of by the Board of Directors to such person, firm, corporation, entity, or association, and upon such terms as the Board of Directors may, in its absolute discretion, determine, without offering to the shareholders then of record, of any class, any thereof, on the same terms or on any terms, with all preemptive or preferential right of purchase of every kind being waived by each and every shareholder.

ARTICLE VII

BYLAWS

The initial Bylaws of this corporation shall be adopted by the Board of Directors. The Bylaws may be amended from time to time by either the shareholders or the directors.

ARTICLE VIII

MEETINGS

Any subscriber or shareholder present at any meeting of such Board of Directors, either in person or by proxy, and any director in person at any meeting of the Board of Directors shall conclusively be deemed to have received proper notice of such meeting unless they shall make objections, on the record, at such meeting to any defect or insufficiency of notice. Members of the Board of Directors shall be deemed present at any meeting of such Board of Directors if a conference telephone or similar communication equipment is used by means of which all persons participating in the meeting can reasonably communicate with each other.

ARTICLE IX

DIRECTOR LIABILITY

No director of this corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Nothing in this paragraph shall serve to eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under section 607.0831 of the Florida General Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit. If the Florida General Corporation Act is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Florida General Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE X

DIRECTOR AND OFFICER INDEMNIFICATION

(a)

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal or administrative, (hereinafter a Proceeding”), or is contacted by any governmental or regulatory body in connection with any investigation or inquiry (hereinafter an Investigation”),” by reason of the fact that such person is or was a director or executive officer (as such term is utilized pursuant to interpretations under Section 16 of the Securities Exchange Act of 1934) of the corporation or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an Ïndemnitee”), whether the basis of such Proceeding or Investigation is alleged action in an official capacity or in any other capacity as set forth above shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Florida General Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) or the costs or reasonable settlement made with a view to curtailment of the cost of litigation reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, personal representatives, executors and administrators, provided, however, that except as provided in paragraph (b) hereof with respect to Proceedings to enforce rights to indemnification, the corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an advancement of Expenses”), provide, however, that the Advancement of Expenses shall be made only upon delivery to the corporation of a personal guarantee by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is further right to appeal that such Indemnitee is or was not entitled to be indemnified for such expenses under this Article or otherwise (hereinafter a “Guarantee”).

(b)	If a claim under paragraph (a) of this Article is not paid in full by the corporation within (60) days after a written claim has been received by the corporation, except in the case of a claim for an Advancement of Expenses in which case the applicable period shall be (20) days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the corporation to recover an Advancement of Expenses pursuant to the terms of a Guarantee, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.

(1)	In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the Florida General Corporation Act, and

(2)	In any suit by the corporation to recover an Advancement of Expenses, pursuant to the terms of a Guarantee, the corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met the applicable standard of conduct set forth in the Florida General Corporation Act.

Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Florida General Corporation Act, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the Indemnitee has not met such applicable standard of conduct (or in the case of such a suit brought by the Indemnitee) shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right hereunder, or by the corporation to recover Advancement of Expenses pursuant to the terms of a Guarantee, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section or otherwise shall be on the corporation.

(c)

The rights to indemnification and to the Advancement of Expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these

Articles of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

(d)	The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Florida General Corporation Act.

(e)	The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the Advancement of Expenses, to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and Advancement of Expenses of directors, and executive officers of the corporation.

ARTICLE XI

AFFILIATED TRANSACTIONS

This corporation expressly elects not to be governed by the provisions of the Florida Statutes section 607.0901. A director or officer of the corporation shall not be disqualified by virtue of their office from dealing or contracting with the corporation either as a vendor, purchaser, or otherwise, nor shall any transaction or contract of the corporation be void or voidable by reason of the fact that any director or officer, or any firm of which any director or officer is a member, or any corporation of which any director or officer is a shareholder, officer or director is in any way interested in such transaction or contract, no director or officer shall be liable to account to the corporation for any profits realized by or from or through any such transaction or contract authorized, ratified or approved as herein provided by reason of the fact that they, or any firm or entity of which any director or officer is a member, or any corporation of which any director or officer is a shareholder, officer or director or in any interested in such transaction or contract, nor shall any director or officer be liable to account to the corporation for any profits realized by or from or through any such transaction or contract authorized, ratified or approved as herein provided by reason of the fact that they, or any firm of which they are a member, or any corporation of which they are a shareholder, officer or director interested in such transaction or contract. Said interested officer or director of this corporation may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation which shall authorize any such contract or transaction with like force and effect as if they were not so interested. Nothing herein contained shall create liability in the events above described or prevent the authorized approval of such contracts in any other manner permitted by law.

IN WITNESS WHEREOF, the undersigned have made, subscribed and acknowledged these Restated Articles of Incorporation.

Dated this 3rd day of June, 1991.

SUN EXPRESS GROUP, INC.

By:	/s/ Guy Lindley,
Chairman / President

By:	/s/ Guy Lindley,
Secretary

CERTIFICATE DESIGNATING PLACE OF BUSINESS OR DOMOCILE FOR THE SERVICE OF PROCESS WITHIN FLORIDA, NAMING AGENT UPON WHOM PROCESS MAY BE SERVED

In compliance with Section 48.091, Florida Statutes, the following is submitted:

FIRST, SUN EXPRESS GROUP, INC. organized under the laws of the State of Florida with its principal place of business in Dade County, State of Florida, has named E.H.G. Resident Agents, Inc., located at 2601 South Bayshore Drive, Suite 1225, Miami, Florida 33133 as its agent of service of process within Florida.

SUN EXPRESS GROUP, INC.

BY:	/s/ Guy Lindley,
Chairman / President

BY:	/s/ Guy Lindley,
Secretary

I, having been named to accept service of process for the above-stated corporation at the place designated in this certificate, hereby agree to act in this capacity, and I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties.

E.H.G. RESIDENT AGENTS, INC.

BY:	/s/ Edward H. Gilbert,
President